Exhibit (e) (2)

DOC0104114607

RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis, MN 55474

AdvanceSource® Accelerated Benefit Rider Application

RiverSource Insurance

For Individual Life Insurance with Long-Term Care (LTC) Benefits

Reference Number

Client ID 001

Part 1 Insured and Owner Information

1. Insured: Is Insured the Owner? ○ Yes ○ No **Owner if other than Insured:**

Insured's Name:

Part 2 Rider Specified Amount and Monthly Benefit Percent

Rider Specified Amount: $

Monthly Benefit Percent: ○ 2% ○ 3% ○ 4% If nothing chosen, it will be 2%

Part 3 Protection Against Unintended Lapse or Termination

I, the Owner, understand that I have the right to designate at least one person other than myself to receive written notice of lapse or termination of the policy for nonpayment of premium while this rider is attached. I understand that such notice will not be sent until 30 days after the rider charge is due and unpaid. I also understand that I have the opportunity to change this written designation at any time. My selection is as follows:

○ 1. I elect (complete information below)

○ 2. I DO NOT elect to designate a person to receive such notice If nothing chosen, it will be election 2.

Name

Home Address

City State ZIP code

Part 4 Insurance Coverage Information (Insured)

1. Are you covered by Medicaid? ○ Yes ○ No
2. Do you currently have, or have you had during the last twelve months, another long-term care, accident, sickness, health or medical insurance policy or certificate in force (including a health care service contract or health maintenance organization contract)? ○ Yes ○ No
3. Do you intend to replace any of your long-term care, accident, sickness, health or medical coverage with the coverage applied for? ○ Yes ○ No
4. Do you have any other life insurance policies or annuity contracts currently in force that provide similar long-term care coverage? ○ Yes ○ No
5. Have you ever been denied coverage for a long-term care rider or policy? If yes, provide details: ○ Yes ○ No

Insurance Coverage Information (Insured) *continued on next page...*

Sign on Page 3, 4

© 2019 RiverSource Life Insurance Company.
All rights reserved.

ICC18 114607 Page 1 of 4 A (04/19)

DOC0204114607

Insurance Coverage Information (Insured) Continued

Details for "YES" answers to insurance coverage information (Questions 2-4)

Company	Policy/Certificate No.	Type and Amount	Currently in force? If no, provide date of lapse		Being Replaced?
			◯ Yes ◯ No		◯ Yes ◯ No
			◯ Yes ◯ No		◯ Yes ◯ No
			◯ Yes ◯ No		◯ Yes ◯ No
			◯ Yes ◯ No		◯ Yes ◯ No

Part 5 Medical Information (Insured)

1. Do you currently:

a) Require or use any assistance devices such as a wheelchair, walker, multi-prong cane, hospital bed, dialysis, respirator oxygen, motorized cart or stair lift? ◯ Yes ◯ No

b) Require any assistance in doing the following: bathing, eating, dressing, toileting, walking, transferring or maintaining continence? ◯ Yes ◯ No

c) Require any assistance or supervision in performing everyday activities: taking medication, doing housework, laundry, shopping or meal preparation? ◯ Yes ◯ No

d) Receive any disability benefits, Worker's Compensation or State Disability or Social Security Disability? ◯ Yes ◯ No

e) Reside in, have been advised to enter or are planning to enter a long-term care facility, nursing home, assisted living facility, custodial facility, or receiving home health care services or attending an adult day care center? ◯ Yes ◯ No

Details for "YES" answers to medical information in Part 5

Question	Illness, Treatment (include specific diagnosis and medication)	Dates	Doctor, Medical Practitioner, Health Care Provider, Clinic, or Hospital; Include Address, and Phone Number

Medical Information (Insured) *continued on next page...*

ICC18 114607 Page 2 of 4 A (04/19)

DOC0304114607 Medical Information (Insured) Continued 2. Please list all current medications and the prescribing doctor for each medication. Medication Doctor, Medical Practitioner, Health Care Provider Part 6 Agreement & Acknowledgement I agree as follows: I, the Owner, am applying for an acceleration of life insurance death benefits under the AdvanceSource Accelerated Benefit rider that will become part of the life insurance policy. I, the Owner, understand that this application will form part of the basis of coverage under the policy and that coverage for this rider will take effect on the Date shown under Policy Data. I understand that this rider covers only the Insured who is the base Insured person named in the policy. I have read the application and all the statements and answers, and the statements and answers from the Insured and the Owner are true and complete to the best of my (our) knowledge and belief. Caution: If your answers on this application are incorrect or untrue, RiverSource Life Insurance Company may deny benefits or rescind your rider. Fraud Notice: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law. Acknowledgement: I have received and reviewed the rider Outline of Coverage, the life insurance illustration along with the rider supplemental report, the Long-Term Care Insurance Personal Worksheet, the Things You Should Know Before You Buy Long-Term Care Insurance Disclosure, and the Long-Term Care Insurance Potential Rate Increase Disclosure. I have also received and reviewed the Replacement Notice, if applicable. Disclosure: The receipt of Accelerated Benefits may or may not be taxable. You should consult your tax advisor as to the taxation of any Accelerated Benefits. I acknowledge that this rider has a pre-existing condition limitation. No coverage will be provided for illness, injury, or other pre-existing condition until six months after this rider has become effective. Insured Signature Insured Name (Print) X Owner Signature (if other than Insured) Date (MMDDYYYY) X Owner Signature (if other than Insured) Date (MMDDYYYY) X Agreement & Acknowledgement continued on next page ICC18 114607 Page 3 of 4 A (04/19) 17

DOC0404114607 Agreement & Acknowledgement continued Advisor Report List all long-term care, accident, sickness, health or medical insurance policies that you have sold to the applicant: In force: Sold in the past five years that are no longer in force: Company Policy/Certificate No. Type and Amount Company Policy/Certificate No. Type and Amount You certify that you truly and accurately recorded on the application the information supplied by the applicant. You are not aware of anything detrimental to the risk that is not recorded in this application. To the best of your knowledge and belief, the information provided in this application regarding replacement of existing insurance is true and accurate. Servicing Advisor Signature Servicing Advisor ID Date (MMDDYYYY) X ICC18 114607 Page 4 of 4 A (04/19) 17

version 05.29.2015(1)